Exhibit 10.5

Director Compensation Program

Effective May 1, 2010, directors who are not employees of the Company or its subsidiaries are entitled to receive:

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annual director compensation to each member of National Patent’s Board of Directors of (i) $25,000, paid in quarterly installments of $6,250 (except the Vice Chairman of National Patent’s Board of Directors who is to receive annual director compensation of $35,000, paid in quarterly installments of $8,750) and (ii) a one-time grant of an option to purchase 100,000 shares of Company common stock ; The option is to have an exercise price of fair market value on the date of grant, vest over three years, in approximately one-third increments each year commencing on the first anniversary of the date of grant and have a term of ten years;

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$1,500 in cash for each meeting of the Board of Directors and for each committee meeting attended in person and $750 in cash for each Board of Directors or Board committee meeting attended by means of conference telephone connection;

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annual compensation of $5,000, paid in quarterly installments of $1,250, to each member of the Audit Committee (except the Chairman of the Audit Committee who is to receive annual compensation of $10,000), plus $750 in cash for each meeting of the Audit Committee attended in person and $500 in cash for each meeting of the Audit Committee attended by telephone, except that the per meeting attendance fee is reduced to $500 for attendance at any Audit Committee meeting held on the same day as a regular or special meeting of the Board; and

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annual compensation of $2,500, paid in quarterly installments of $625, to each member of the Compensation Committee and each member of the Nominating and Corporate Governance Committee (except the Chairman of each such Committee, who is to receive annual compensation of $5,000), plus $750 in cash for each meeting of the Audit Committee attended in person and $500 in cash for each meeting of the Audit Committee attended by telephone, except that the per attendance meeting fee is reduced to $500 for attendance at any Nominating and Corporate Governance Committee meeting held on the same day as a regular or special meeting of the Board.

At the option of each director, up to half of the sums designated above as “annual director compensation” may be paid in Company common stock; provided that (1) the option to receive Company common stock is exercisable by notice to the Company at anytime prior to the payment of one or more quarterly payments of the annual compensation and (2) common stock issued in lieu of annual compensation is valued at the average between the closing bid and ask price on the day prior to the date upon which the annual compensation became payable and (3) all right, title and interest in and to common stock issued will vest in the receiving director upon issuance and (4) payment in common stock will only be available if such payment may be made without registration or other similar actions and in compliance with all relevant laws and regulations.